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                                                       Exhibit 15



                                   1345 Avenue of the Americas
                                   New York, NY 10105


February 5, 1996

The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, NY 11201

Gentlemen:

We are aware that The Brooklyn Union Gas Company has incorporated by reference in its previously filed Registration Statements No. 33-66182, No. 33-61283, and No. 33-51561, its Form 10-Q for the
quarter ended December 31, 1995, which includes our report dated January 24, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


ARTHUR ANDERSEN LLP